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                                                                     EXHIBIT 3.1


            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              IMX EXCHANGE, INC.

     IMX Exchange, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is IMX Exchange, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 6, 1996, under the name of IMX, Inc.

     2. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                      I.

     The name of this corporation is IMX Exchange, Inc.

                                      II.

     The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19081. The name of this corporation's registered agent at said address is The Corporation Trust Company.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     (A) Classes of Stock.  This corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Eighty One Million Thirty Five Thousand Five Hundred Forty Four (81,035,544) shares. Fifty Million (50,000,000) shares shall be Common Stock and Thirty One Million Thirty Five Thousand Five Hundred Forty Four (31,035,544) shares shall be Preferred Stock. This corporation is authorized to issue five series of Preferred Stock, one of which shall be known as Series A Preferred Stock (the "Series A Preferred Stock") and shall consist of Four Million Two Hundred Sixteen Thousand Two Hundred and Sixteen (4,216,216), one of which shall be known as Series B Preferred Stock ("Series B Preferred Stock") and shall consist of Four Million Nine Hundred Eighty One Thousand One Hundred Seventy Nine (4,981,179) shares, one of which shall be known as

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Series C Preferred Stock (the "Series C Preferred Stock") and shall consist of
Seven Million Seventy-Four Thousand One Hundred Ninety-One (7,074,191) shares, one of which shall be known as Series D Preferred Stock ("Series D Preferred Stock") and shall consist of Eight Million Seven Hundred Sixty Three Thousand Nine Hundred Fifty Eight (8,763,958) shares and one of which shall be known as Series E Preferred Stock ("Series E Preferred Stock") and shall consist of Six Million (6,000,000) shares. Except as specifically set forth herein, reference hereafter to "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock. The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

     (B) Rights, Preferences and Restrictions of Preferred Stock.  The rights,
         -------------------------------------------------------
preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

         1.    Dividend Provisions.
               -------------------

               (a) The holders of Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in Common Stock or other securities and rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock of this corporation, at the rate of $0.32 per share per annum (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the Series E Preferred Stock), payable when, as and if declared by the Board of Directors of this corporation (the "Board"). Such dividends shall not be cumulative.

               (b) If, after dividends in the full preferential amount specified in Section 1(a) for the Series E Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in Common Stock or other securities and rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock of this corporation, at the rate of $0.1422 per share per annum (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the Series D Preferred Stock), payable when, as and if declared by the Board. Such dividends shall not be cumulative.

               (c) If, after dividends in the full preferential amount specified in Sections 1(a) and 1(b) for the Series E Preferred Stock and the Series D Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in Common Stock or other securities and rights convertible into or entitling the

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holders thereof to receive, directly or indirectly, additional shares of Common
Stock of this corporation) on the Series B Preferred Stock, Series A Preferred Stock and Common Stock of this corporation, at the rate of $0.093 per share per annum (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the Series C Preferred Stock), payable when, as and if declared by the Board. Such dividends shall not be cumulative.

               (d) If, after dividends in the full preferential amount specified in Sections 1(a), 1(b) and 1(c) for the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividends payable (other than in Common Stock or other securities and rights convertible into or entitling the holders thereof to receive, directly or indirectly additional shares of Common Stock of this corporation) on the Series A Preferred Stock and Common Stock of this corporation, at the rate of $0.07243 per share, per annum (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the Series B Preferred Stock), payable when, as and if declared by the Board. Such dividends shall not be cumulative.

               (e) If, after dividends in the full preferential amount specified in Sections 1(a), 1(b), 1(c) and 1(d) for the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividends payable (other than in Common Stock or other securities and rights convertible into or entitling the holders thereof to receive, directly or indirectly additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.02775 per share, per annum (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to the Series A Preferred Stock), payable when, as and if declared by the Board. Such dividends shall not be cumulative.

               (f) If, after dividends in the full preferential amounts specified in Sections 1(a), 1(b), 1(c), 1(d) and 1(e) for the Preferred Stock have been paid or declared and set apart in any calendar year of this corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 3.

          2.   Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.4625 per share for each share of Series A Preferred Stock, $1.2072 per share for

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each share of Series B Preferred Stock, $1.55 per share for each share of Series
C Preferred Stock, $2.37 per share for each share of Series D Preferred Stock and $4.00 per share of Series E Preferred Stock (adjusted to reflect stock dividends, stock splits or other recapitalizations with respect to such series of Preferred Stock), and (ii) any declared but unpaid dividends on such share.
If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

          (b) If there are any assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section 2(a) above, then all such remaining assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock held by such holders (where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section 3) until, with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $2.775 per share as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares, and including amounts paid pursuant to Section 2(a) above), and until, with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $7.2432 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares, and including amounts paid pursuant to Section 2(a) above), and until, with respect to the holders of Series C Preferred Stock, such holders shall have received an aggregate of $9.30 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares, and including amounts paid pursuant to Section 2(a) above) and until, with respect to the holders of Series D Preferred Stock, such holders have received an aggregate of $14.22 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares, and including amounts paid pursuant to Section 2(a) above) and until, with respect to the holders of Series E Preferred Stock, such holders have received an aggregate of $16.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares, and including amounts paid pursuant to Section 2(a) above); thereafter, if assets remain in this corporation, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each such holder.

               (c)  (i)   A consolidation or merger of this corporation with or
into any other corporation or corporations, or a sale, transfer, lease, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by this corporation of a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up of this corporation with the meaning of this Section 2, unless the stockholders of this corporation immediately prior to such transaction own, immediately following the consummation of such transaction by virtue of their shares in this corporation and/or securities received in exchange for

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their shares in this corporation in connection with such transaction, at least fifty percent (50%) of the voting power of the surviving or purchasing entity in substantially similar proportions to each holder's interest in this corporation prior to such transaction.

                    (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as mutually determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding Preferred Stock.

                    (iii) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten
(10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten
(10) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein. Notwithstanding the foregoing, the periods described in this paragraph may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   Conversion.  The holders of the Preferred Stock shall have
               ----------
conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.
                    ----------------

                    (i) Subject to subsection (c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.4625, with respect to the Series A Preferred Stock, (the "Original Series A Issue Price"), or $1.2072, with respect to the Series B Preferred Stock (the "Original Series B Issue Price"), or $1.55, with respect to the Series C Preferred Stock (the "Original Series C Issue Price"), or $2.37, with respect to the Series D Preferred Stock (the "Original Series D Issue Price"), or $4.00, with respect to the Series E Preferred Stock (the "Original Series E Issue Price"), respectively, by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price and the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price; provided, however, that the Conversion Price for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 3(c).

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               (ii) Each share of Preferred Stock shall automatically be
converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (A) the closing of this corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which was not less than $8.00 per share (adjusted to reflect stock dividends, stock splits or other recapitalizations) and in excess of $15,000,000 in the aggregate or (B) with respect to each series of Preferred Stock, the date upon which the corporation obtains the consent of the holders of two-thirds (2/3) of the then outstanding shares of such series of Preferred Stock. In the event of an offering referred to above in this clause (ii), the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten public offering.

               (b) Mechanics of Conversion. Before any holder of Preferred Stock
                   -----------------------
shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Conversion Price Adjustments of Preferred Stock. The
                   -----------------------------------------------
Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

          (i) (A) If, after the date upon which any shares of Series E Preferred Stock were first issued, the corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A, Series B, Series C, Series D or Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A, Series B, Series C, Series D or Series E Preferred Stock, as the case may be, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance


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plus the number of shares of Common Stock which the aggregate consideration received by this corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued. The number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities (as defined below) had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options (as defined below) had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities or Options, solely as a result of the adjustment of the Conversion Price resulting from the issuance of Additional Stock causing such adjustment. "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities. "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                         (B) No adjustment of the Conversion Price for the
Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)3 and (E)4, no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

                         (E) In the case of the issuance of options to purchase
or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(c)(i) and subsection 3(c)(ii):

                             (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for

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a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i) and 3(c)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

                              (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A, Series B, Series C, Series D, or Series E Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 3(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(c)(i)(E)(3) or (4).

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                    (ii) "Additional Stock" shall mean any shares of Common
Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by this corporation after the date of the initial issuance of shares of Series E Preferred Stock (the "Purchase Date"), other than:

                         (A) Common Stock issued pursuant to a transaction
described in subsection 3(c)(iii), 3(c)(iv), 3(d) or 3(e) hereof.

                         (B) Up to 8,366,100 shares of Common Stock issued (or
deemed to have been issued pursuant to subsection 3(c)(i)(E)) to directors, officers, employees and/or consultants of this corporation pursuant to arrangements approved by the Board of Directors of this corporation, including options that are outstanding as of the Purchase Date, provided that the foregoing number of shares shall be adjusted to reflect stock dividends, stock splits or other recapitalizations.

                         (C) (i) Up to 11,000 shares of Series B Preferred Stock
issuable on exercise of Series B Preferred Stock warrants outstanding as of the Purchase Date (ii) up to 125,806 shares of Series C Preferred Stock issuable on exercise of Series C Preferred Stock warrants outstanding as of the Purchase Date, (iii) warrants to purchase up to 125,806 shares of Series C Preferred Stock issuable pursuant to commitments in effect as of the Purchase Date, and any shares of Series C Preferred Stock issuable upon exercise of such warrants,
(iv) up to 1,150,000 shares of Series E Preferred Stock issuable on exercise of the Series E Preferred Stock warrants issuable pursuant to commitments in effect as of the Purchase Date or (vi) Common Stock issuable on conversion of Series A, Series B, Series C, Series D or Series E Preferred Stock.

                         (D) Up to 50,000 shares of Common Stock in the
aggregate issued after the date of this Fifth Amended and Restated Certificate of Incorporation pursuant to unanimous approval by the Board of Directors of this corporation that the Board of Directors unanimously determines are specifically excluded from the antidilution provisions of this subsection 3(c) hereof.

                         (E) Common Stock issued or issuable in connection with
equipment lease financing transactions or bank financing transactions unanimously approved by the Board of Directors, where the issuance of such shares is not principally for the purpose of raising additional equity capital for the corporation.

                         (F) Up to 88,569 shares of Common Stock issued to
Stephen K. Fraser pursuant to a consulting agreement approved by the Board of Directors of the corporation.

               (iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock

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Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                         (iv) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                         (d)  Other Distributions. In the event this corporation
                              -------------------
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d), then, in each such case for the purpose of this subsection 3(c)(iii), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

                         (e)  Recapitalizations.  If at any time or from time to
                              -----------------
time there shall be a recapitalization of the Common Stock (other than a stock split, subdivision, dividend, distribution or combination provided for elsewhere in this Section 3 or a liquidation event provided for in Section 2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                         (f)  No Impairment. This corporation will not, by
                              -------------
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (g)  No Fractional Shares and Certificate as to Adjustments.
                    ------------------------------------------------------

                    (i) No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

               (h)  Notices of Record Date.  In the event of any taking by this
                    ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (i)  Reservation of Stock Issuable Upon Conversion. This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain stockholder approval of any necessary amendment to the Certificate of Incorporation of this corporation.

                    (j) Notices.  Any notice required by the provisions of this
                        -------
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

               4.   Redemption.
                    ----------

                    (a) Upon request of the holders of at least a majority of the outstanding Series E Preferred Stock, either (i) at any time after February 17, 2003, or (ii) if the corporation redeems any shares of Series A, Series B, Series C or Series D Preferred Stock, this corporation shall, on the date that is 45 days following the time when the request is received or such later date as is specified in the request (the "Series E Redemption Date"), redeem all shares of Series E Preferred Stock outstanding on the Series E Redemption Date. At the time of redemption, each holder of Series E Preferred Stock shall concurrently surrender such holder's certificates representing such shares and this corporation shall, to the extent it may lawfully do so, redeem the shares by paying in cash therefor a sum per share equal to $4.00 per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series E Redemption Price").

                    (b) If the funds of this corporation legally available for redemption of shares of Series E Preferred Stock on the Series E Redemption Date are insufficient to redeem the total number of shares of Series E Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based on the amounts payable to them under subsection (a). The shares of Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                    (c) At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on the Series E Redemption Date but that it has not redeemed.

                    (d) At least fifteen (15) but no more than thirty (30) days prior to the Series E Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series E Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the Series E Redemption Date, specifying the number of shares to be redeemed from such holder, the Series E Redemption Date, the Series E Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Series E Redemption Notice"). Except as provided in subsection 4(b), on or after the Series E Redemption Date, each holder of Series E Preferred Stock to be redeemed on the Series E Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Series E Redemption Notice, and thereupon the applicable Series E Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (e) At any time after January 22, 2004, upon request of the holders of at least 66-2/3% of the outstanding Series A, Series B, Series C and Series D Preferred Stock voting together as a single class, this corporation shall, on the date that is 45 days following the time when the request is received or such later date as is specified in the request (the "Initial Redemption Date"), and on each of the first and second anniversary of the Initial Redemption Date (such anniversary dates and the Initial Redemption Date each being referred to herein as a "Redemption Date") redeem 33-1/3% of the number of shares of Series A, Series B, Series C and Series D Preferred Stock outstanding on the Initial Redemption Date until all outstanding shares of Series A, Series B, Series C and Series D Preferred Stock shall have been redeemed or converted into Common Stock. At the time of redemption, each holder shall concurrently surrender such holder's certificates representing such shares and this corporation shall, to the extent it may lawfully do so, redeem the shares by paying in cash therefor a sum per share equal to $0.4625 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series A Redemption Price"), $1.2072 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series B Redemption Price"), $1.55 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series C Redemption Price") and $2.37 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series D Redemption Price").

                    (f) If the funds of this corporation legally available for redemption of shares of Series A, Series B, Series C and Series D Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series B, Series C and Series D Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based on the amounts payable to them under subsection (e). The shares of Series A, Series B, Series C and
Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                    (g) At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A, Series B, Series C and Series D Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

                    (h) At least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B, Series C and Series D Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 4, on or after each Redemption Date, each holder of Series A, Series B, Series C and Series D Preferred Stock to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (i) Notwithstanding the provisions of subsections (a), (b),
(c), (e), (f) and (g), in the event a Redemption Date and a Series E Redemption Date are at any time scheduled to both occur within the following 12 months, if the funds of this Corporation are legally available for redemption of Series A, Series B, Series C, Series D and Series E Preferred Stock on the earlier of such Redemption Date or Series E Redemption Date (the "Earlier Redemption Date") are insufficient to redeem the total number of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock to be redeemed on such Redemption Date and Series E Redemption Date (collectively, the "Combined Redemption Dates"), then, on the Earlier Redemption Date, those funds that would legally be available to redeem such shares on the Combined Redemption Dates will be used (as to the shares to be redeemed on the Earlier Redemption Date) or set aside (as to the other shares to be redeemed pursuant to this Section 4) to redeem the maximum possible number of such shares ratably among the holders of such shares based on the amounts payable to them under subsection (a) or (e), as appropriate. The shares of Series A, Series B, Series C, Series D and Series E Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock, such funds will immediately be used or set aside, as applicable, to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date or Series E Redemption Date but that it has not redeemed.

               5.   Voting Rights. The holder of each share of Preferred Stock
                    -------------
shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal (except as otherwise provided below) to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof but subject to Section 6 below, to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          6.   Board of Directors.
               ------------------

               (a)  Board Size.  The authorized number of directors of the
                    ----------
corporation's Board of Directors shall be six (6). The corporation shall not alter the authorized number of directors in this Certificate of Incorporation, its Bylaws or otherwise, except by an amendment to this Fifth Amended and Restated Certificate of Incorporation.

               (b)  Election.  So long as at least 1,000,000 shares of Series A
                    --------
Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. So long as at least 1,000,000 shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. So long as at least 1,000,000 shares of Series C Preferred Stock remain outstanding, the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. So long as at least 1,000,000 shares of Series D Preferred Stock remain outstanding, the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. So long as at least 1,000,000 shares of Series E Preferred Stock remain outstanding, the holders of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. The one (1) remaining director shall be elected by the holders of the Preferred Stock and Common Stock voting together, on an as-if-converted basis, as a single class and not as separate series. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this section 6, the remaining directors so elected by that class or series may, by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

          7.   Restrictions and Limitations.
               ----------------------------

               (a) So long as shares of Series A, Series B, Series C, Series D or Series E Preferred Stock remain outstanding, the corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the Series A, Series B, Series C, Series D and Series E Preferred Stock then outstanding, each voting as a separate series (to the extent any shares of such series are then outstanding):

                    (i) amend this Fifth Amended and Restated Certificate of Incorporation so as to change or adversely affect any right, preference or privilege or the authorized number of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock, as the case may be;

                    (ii) reclassify any outstanding shares of securities of the corporation into shares having rights, preferences or privileges senior to or on a parity with the Series A, Series B, Series C, Series D or Series E Preferred Stock;

                    (iii) authorize or issue any equity security, including any security exercisable or convertible into an equity security, having rights, privileges or preferences senior to or on a parity with the Series A, Series B, Series C, Series D or Series E Preferred Stock;

                    (iv) effectuate a consolidation or merger of this corporation with or into any other corporation or corporations, or a transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, unless the stockholders of this corporation immediately prior to such transaction own, immediately following the consummation of such transaction by virtue of their shares in this corporation and/or securities received in exchange for their shares in this corporation in connection with such transaction, more than fifty percent (50%) of the voting power of the surviving or purchasing entity in proportions substantially similar to those that existed immediately prior to such transaction;

                    (v) sell, transfer, lease, convey or dispose of all or substantially all the corporation's assets in a single transaction or series of related transactions;

                    (vi)   liquidate or dissolve;

                    (vii) declare or pay a dividend on Common Stock, other than a dividend payable solely in shares of Common Stock;

                    (viii) redeem or acquire any shares of its Common Stock or Preferred Stock; provided, however, that this restriction, shall not apply to the mandatory redemption under Section 4 or the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for this corporation pursuant to arrangements approved by the Board of Directors under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; or

                    (ix) incur any indebtedness which has equity participation rights or is issued in conjunction with any equity securities, including any security exercisable or convertible into an equity security, representing in excess of 5% of the Company's outstanding capital stock.

               (b) So long as 1,000,000 shares of any series of Preferred Stock remain outstanding, the corporation shall not, without the approval, by vote or written consent, of the holders of two-thirds (2/3) of the outstanding shares of such series of Preferred Stock, amend Section 3(a)(ii) of this Article IV(B) to change the proportion of shares of that series whose consent is necessary to cause the automatic conversion of outstanding shares of that series.

          8.   Section 305.  So long as any shares of Preferred Stock remain
               -----------
outstanding, the corporation will not, without approval of holders of a majority of the Preferred Stock then outstanding, voting together on an as-converted basis, do any act or thing which would result in taxation of the holders of shares of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          9.   Status of Converted or Redeemed Stock.  In the event any shares
               -------------------------------------
of Preferred Stock shall be converted or redeemed pursuant to Section 3 or
Section 4 hereof, the shares so converted or redeemed shall be canceled, shall not be reissuable by the corporation, and shall cease to be a part of the authorized capital stock of the corporation.

     (C)  Common Stock.
          ------------

          1.   Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   Liquidation Rights.  Upon the liquidation, dissolution or winding
               ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.   Redemption.  The Common Stock is not redeemable.
               ----------

          4.   Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote for each share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The right to vote for directors shall be subject to Section 6 of Division (B) of this Article IV.

                                      V.

     (A)  Limitation of Directors' Liability.  The liability of the directors of
          ----------------------------------
this corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

     (B)  Indemnification of Corporate Agents.  To the fullest extent permitted
          -----------------------------------
by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

     (C)  Repeal or Modification.  Any repeal or modification of the foregoing
          ----------------------
provisions of this Article by the stockholders of this corporation shall not adversely affect any right or protection of an agent of the corporation existing at the time of such repeal or modification.

     3. This Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

     4. This Fifth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, IMX Exchange, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the Vice President on this 17th day of February, 2000.

                                         IMX Exchange, Inc.


                                         By:  /s/ Jeffrey A. Pullen
                                             -----------------------------
                                              Jeffrey A. Pullen
                                              Senior Vice President, Secretary
                                              and Chief Financial Officer